                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
ScanSource, Inc.:

We consent to the use of our report, dated August 7, 1998, relating to the consolidated balance sheets of ScanSource, Inc. and subsidiaries as of June 30, 1997 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, incorporated by reference in this registration statement on Form S-8 of ScanSource, Inc., which report appears in the June 30, 1998 annual report on Form 10-K of ScanSource, Inc.

/s/KPMG PEAT MARWICK LLP

KPMG Peat Marwick LLP


Greenville, South Carolina
April 30, 1999